Exhibit 3.1
SIXTH AMENDMENT TO THE
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
PEBBLEBROOK HOTEL, L.P.

DESIGNATION OF 6.0% SERIES Z
CUMULATIVE PERPETUAL REDEEMABLE PREFERRED UNITS

May 11, 2022

Pursuant to Section 4.02 and Article XI of the Second Amended and Restated Agreement of Limited Partnership of Pebblebrook Hotel, L.P., dated as of December 13, 2013 (the “Initial Partnership Agreement”), as amended by the First Amendment to the Initial Partnership Agreement, dated as of September 30, 2014 (the “First Amendment”), as further amended by the Second Amendment to the Initial Partnership Agreement, dated as of June 8, 2016 (the “Second Amendment”), as further amended by the Third Amendment to the Initial Partnership Agreement, dated as of November 30, 2018 (the “Third Amendment”), as further amended by the Fourth Amendment to the Initial Partnership Agreement, dated as of May 12, 2021 (the “Fourth Amendment”), as further amended by the Fifth Amendment to the Initial Partnership Agreement, dated as of July 23, 2021 (the “Fifth Amendment” and, together with the Initial Partnership Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment and the Fifth Amendment, the “Partnership Agreement”), the General Partner hereby amends the Partnership Agreement as follows in connection with the issuance of 3,104,400 Series Z Preferred Units (as defined below) and 16,291 Common Units in exchange for the contribution to the Partnership or one more of its Subsidiaries of a certain hotel property and developable land as set forth in the Purchase Agreement (as defined below):

1.Designation and Number. A series of Preferred Units, designated the “6.0% Series Z Cumulative Perpetual Redeemable Preferred Units” (the “Series Z Preferred Units”), is hereby established. The number of authorized Series Z Preferred Units shall be 3,104,400.
2.Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following defined terms used in this Amendment shall have the meanings specified below:
“Amendment” means this Sixth Amendment to the Partnership Agreement.
“Junior Preferred Units” shall have the meaning provided in Section 4.
“Net Operating Income” shall have the meaning provided in Section 10(f).
“Parity Preferred Units” shall have the meaning provided in Section 4.
“Partnership Agreement” shall have the meaning provided in the first paragraph of this Amendment.
“Purchase Agreement” means the Purchase, Sale and Contribution Agreement, entered into as of April 11, 2022, by and among the Philip J. McCabe Revocable Trust, Gulf Coast Commercial Corporation, a Florida corporation, Second Generation Development, LLC, a Florida limited liability company, and Napoli Owner LLC, a Delaware limited liability company.
“Senior Preferred Units” shall have the meaning provided in Section 4.
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“Series Z Base Liquidation Preference” shall have the meaning provided in Section 6(a).
“Series Z Cash Amount” means, for a given Series Z Preferred Unit, an amount of cash equal to $25.00 plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption.
“Series Z Change of Control” shall mean the following have occurred and are continuing after the original issuance of the Series Z Preferred Units:
(i)    the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the General Partner entitling that person to exercise more than 50% of the total voting power of all shares of the General Partner entitled to vote generally in elections of trustees (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and
(ii)    following the closing of any transaction referred to in clause (i) above, neither the General Partner nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American LLC (the “NYSE American”), or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the Nasdaq.
“Series Z-Converted Preferred Shares” means the preferred shares of beneficial interest, $0.01 par value per share, of the General Partner having a liquidation preference of $25 per share selected by the General Partner (in the case of a redemption of Series Z Preferred Units by the General Partner pursuant to Section 7) or the Series Z Redeeming Limited Partner (in the case of an exercise of the Series Z Redemption Right).
“Series Z-Converted Preferred Shares Amount” means one Series Z-Converted Preferred Share for each Series Z Preferred Unit being converted.
“Series Z Distribution Payment Date” shall have the meaning provided in Section 5(a).
“Series Z Distribution Record Date” shall have the meaning provided in Section 5(a).
“Series Z Equity Amount” means, for a given Series Z Preferred Unit, a number of Common Shares having a Value on the Series Z Redemption Date equal to the Series Z Cash Amount.
“Series Z Notice of Redemption” means the Notice of Exercise of Series Z Preferred Unit Redemption Right substantially in the form attached hereto as Exhibit Z.
“Series Z Preferred Return” shall have the meaning provided in Section 5(a).
“Series Z Preferred Units” shall have the meaning provided in Section 1.
“Series Z Redeeming Limited Partner” shall have the meaning provided in Section 9(a).
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“Series Z Redemption Amount” means, for a given Series Z Preferred Unit, the Series Z Cash Amount, the Series Z Equity Amount or the Series Z-Converted Preferred Shares Amount, as selected by the General Partner in its sole and absolute discretion.
“Series Z Redemption Date” shall have the meaning provided in Section 7(a).
“Series Z Redemption Right” shall have the meaning provided in Section 9(a).
“Series Z Rollover Right” shall have the meaning provided in Section 8.
“Series Z Specified Redemption Date” means the day that is sixty (60) calendar days, or the next business day if such sixtieth (60th) day is not a business day, after the receipt by the General Partner of a Series Z Notice of Redemption.
3.Maturity. The Series Z Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.
4.Rank. The Series Z Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) prior or senior to all classes or series of Common Units of the Partnership and to all classes or series of Preferred Units ranking junior to the Series Z Preferred Units with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Partnership (the “Junior Preferred Units”); (b) on a parity with (i) the 6.375% Series E Cumulative Redeemable Preferred Units, (ii) the 6.30% Series F Cumulative Redeemable Preferred Units, (iii) the 6.375% Series G Cumulative Redeemable Preferred Units, (iv) the 5.70% Series H Cumulative Redeemable Preferred Unit and (v) all other classes or series of Preferred Units issued by the Partnership, the terms of which specifically provide that such Preferred Units rank on a parity with the Series Z Preferred Units with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (collectively, the “Parity Preferred Units”); (c) junior to all classes or series of Preferred Units issued by the Partnership, the terms of which specifically provide that such Preferred Units rank senior to the Series Z Preferred Units with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Partnership (the “Senior Preferred Units”); and (d) junior to all existing and future indebtedness of the Partnership. The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, which shall rank senior to the Series Z Preferred Units prior to conversion or exchange.
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5.Distributions.
(a)Holders of the Series Z Preferred Units shall be entitled to receive, when and as authorized by the General Partner, and declared by the Partnership out of assets of the Partnership legally available for payment, preferential cumulative cash distributions at the rate of 6.0% per annum of the Series Z Base Liquidation Preference (as defined below) per unit (equivalent to a fixed annual amount of $1.50 per unit) (the “Series Z Preferred Return”). Such distributions shall be cumulative from and including the date of original issue and shall be payable quarterly, in equal amounts, on the 15th day of January, April, July and October of each year (or, if not a business day, the next succeeding business day, each a “Series Z Distribution Payment Date”) for the period ending on such Series Z Distribution Payment Date, commencing on July 15, 2022. “Business day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close. Any quarterly distribution payable on the Series Z Preferred Units for any partial distribution period will be computed on the basis of twelve 30-day months and a 360-day year. Distributions will be payable in arrears to holders of record of the Series Z Preferred Units as they appear on the records of the Partnership at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Series Z Distribution Payment Date occurs or such other date designated by the General Partner of the Partnership for the payment of distributions that is not more than 90 nor less than 10 days prior to such Series Z Distribution Payment Date (each, a “Series Z Distribution Record Date”).
(b)No distribution on the Series Z Preferred Units shall be authorized by the General Partner or declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of either of them, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.
(c)Notwithstanding the foregoing, distributions on the Series Z Preferred Units will accrue whether or not the Partnership has earnings, whether or not there are assets legally available for the payment of such distributions and whether or not such distributions are declared and whether or not such is prohibited by agreement. Accumulated but unpaid distributions on the Series Z Preferred Units will accumulate as of the Series Z Distribution Payment Date on which they become payable or on the date of redemption, as the case may be. Accrued but unpaid distributions on the Series Z Preferred Units will not bear interest and holders of the Series Z Preferred Units will not be entitled to any distributions in excess of full cumulative distributions described above. Except as set forth in the next sentence, no distributions will be declared or paid or set apart for payment on any Common Units, Parity Preferred Units or Junior Preferred Units of the Partnership (other than a distribution in Common Units or Junior Preferred Units) for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series Z Preferred Units for all past distribution periods. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series Z Preferred Units and any Parity Preferred Units, all distributions declared upon the Series Z Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series Z Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accrued distributions per Series Z Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions for prior distribution periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series Z Preferred Units which may be in arrears.
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(d)Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series Z Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods, no distributions (other than in Common Units or Junior Preferred Units of the Partnership) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon Common Units, Parity Preferred Units, or Junior Preferred Units, nor shall any Common Units, Parity Preferred Units, or Junior Preferred Units be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Partnership Units) by the Partnership (except (i) by conversion into or exchange for Common Units or Junior Preferred Units of the Partnership, (ii) in connection with the redemption, purchase or acquisition of Partnership Units under incentive, benefit or share purchase plans of the General Partner for officers, trustees or employees or others performing or providing similar services, or (iii) by other redemption, purchase or acquisition of such Partnership Units by the General Partner for the purpose of preserving the General Partner’s status as a REIT). Holders of Series Z Preferred Units shall not be entitled to any distribution, whether payable in cash, property or stock, in excess of full cumulative distributions on the Series Z Preferred Units as provided above. Any distribution made on the Series Z Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Partnership Units which remains payable.
(e)In determining whether a distribution (other than upon voluntary or involuntary liquidation), redemption or other acquisition of the Partnership Units or otherwise is permitted under Delaware law, no effect shall be given to the amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon distribution of holders of Partnership Units whose preferential rights are superior to those receiving the distribution.
6.Liquidation Preference.
(a)Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of the Series Z Preferred Units are entitled to be paid out of the assets of the Partnership legally available for distribution to its Partners a liquidation preference of (x) $25 per Series Z Preferred Unit (the “Series Z Base Liquidation Preference”), plus an amount equal to all accumulated and unpaid distributions to, but not including, the date of payment, in cash before any distribution of assets is made to Common Units or Junior Preferred Units.
(b)If upon any liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series Z Preferred Units shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other class or series of Parity Preferred Units, then such assets, or the proceeds thereof, shall be distributed among the holders of Series Z Preferred Units and any such other Parity Preferred Units ratably in the same proportion as the respective amounts that would be payable on such Series Z Preferred Units and any such other Parity Preferred Units if all amounts payable thereon were paid in full.
(c)Upon any liquidation, dissolution or winding up of the Partnership, after payment shall have been made in full to the holders of the Series Z Preferred Units and any Parity Preferred Units, any other Series or class or classes of Junior Preferred Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series Z Preferred Units and any Parity Preferred Units shall not be entitled to share therein.
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(d)None of a consolidation, merger or conversion of the Partnership with or into another entity, a merger of another entity with or into the Partnership, or a sale, lease or conveyance of all or substantially all of the Partnership’s property or business shall be considered a liquidation, dissolution or winding up of the affairs of the Partnership.
7.Optional Redemption by the Partnership.
(a)Except as described in this Section 7 and Sections 8 and 9, the Series Z Preferred Units are not redeemable prior to May 11, 2027. On and after May 11, 2027, the Partnership, at its option, upon not less than 120 days’ written notice prior to the Series Z Redemption Date (as defined below) provided to all holders of Series Z Preferred Units, may redeem the Series Z Preferred Units, in whole or in part, at any time or from time to time, for the Series Z Redemption Amount on the date fixed for redemption (the “Series Z Redemption Date”), without interest, subject to Section 8. No Series Z Preferred Units may be redeemed except with assets legally available for the payment of the redemption price.
Holders of Series Z Preferred Units to be redeemed shall surrender such Series Z Preferred Units at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid distributions payable upon such redemption immediately following such surrender. If timely notice of redemption of any of the Series Z Preferred Units has been given and if the funds necessary for such redemption have been set aside, separate and apart from other funds, by the Partnership in trust for the benefit of the holders of any Series Z Preferred Units so called for redemption, then from and after the Series Z Redemption Date distributions will cease to accrue on such Series Z Preferred Units, such Series Z Preferred Units shall no longer be deemed outstanding and all rights of the holders of such Series Z Preferred Units will terminate, except the right to receive the redemption price. If less than all of the outstanding Series Z Preferred Units are to be redeemed, the Series Z Preferred Units to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional Partnership Units), by lot.
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(b)Notwithstanding anything to the contrary contained herein, unless full cumulative distributions on all Series Z Preferred Units shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no Series Z Preferred Units shall be redeemed unless all outstanding Series Z Preferred Units are simultaneously redeemed and the Partnership shall not purchase or otherwise acquire directly or indirectly any Series Z Preferred Units (except by exchange for Common Units or Junior Preferred Units of the Partnership); provided, however, that the foregoing shall not prevent a redemption or purchase in connection with a redemption or purchase by the General Partner of Series Z Preferred Shares pursuant to Article VII of the Declaration of Trust or otherwise in order to ensure that the General Partner remains qualified as a REIT for federal income tax purposes, or the purchase or acquisition of Series Z Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series Z Preferred Units. In addition, unless full cumulative distributions on all Series Z Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods, no Series Z Preferred Units shall be purchased or otherwise acquired directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any Series Z Preferred Units (except by exchange for Common Units or Junior Preferred Units of the Partnership); provided, however, that the foregoing shall not prevent any purchase or acquisition of Series Z Preferred Units for the purpose of preserving the General Partner’s status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series Z Preferred Units).
(c)Notice of redemption of the Series Z Preferred Units pursuant to this Section 7 shall be mailed by the Partnership to each holder of record of the Series Z Preferred Units to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on the records of the Partnership. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series Z Preferred Units except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the Series Z Redemption Date; (ii) the redemption price; (iii) the number of Series Z Preferred Units to be redeemed; and (iv) the place or places where the Series Z Preferred Units are to be surrendered for payment of the redemption price.
(d)Immediately prior to or upon any redemption of Series Z Preferred Units pursuant to this Section 7, the Partnership shall pay, in cash, to the holder tendering such Series Z Preferred Units for redemption any accumulated and unpaid distributions up to, but not including, the Series Z Redemption Date, unless a Series Z Redemption Date falls after a Series Z Distribution Record Date and prior to the corresponding Series Z Distribution Payment Date, in which case each holder of Series Z Preferred Units at the close of business on such Series Z Distribution Record Date shall be entitled to the distribution payable on such Partnership Units on the corresponding Series Z Distribution Payment Date notwithstanding the redemption of such Partnership Units before such Series Z Distribution Payment Date. Except as provided above, the Partnership will make no payment or allowance for unpaid distributions, whether or not in arrears, on Series Z Preferred Units for which a notice of redemption has been given.
(e)All Series Z Preferred Units redeemed, purchased or otherwise acquired by the Partnership in any manner whatsoever shall be retired and reclassified as authorized but unissued Preferred Units, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Units in accordance with the applicable provisions of the Partnership Agreement.
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8.Series Z Rollover Right. Upon written notice delivered to the General Partner not more than 100 days following receipt of the written notice described in Section 7(a), each holder of Series Z Preferred Units may elect, in its sole and absolute discretion, to receive, on the Series Z Redemption Date, for each Series Z Preferred Unit so held one Junior Preferred Unit or one Parity Preferred Unit, in either case having a base liquidation preference of $25.00 per unit (the “Series Z Rollover Right”).
9.Series Z Redemption Right.
(a)At any time after May 11, 2024, subject to Sections 9(b), 9(c), 9(d), 9(e) and 8(f), each holder of Series Z Preferred Units (other than the General Partner or any Subsidiary of the General Partner) shall have the right (the “Series Z Redemption Right”) to require the Partnership to redeem on a Series Z Specified Redemption Date all or a portion of the Series Z Preferred Units held by such holder at a redemption price per unit equal to and in the form of the Series Z Redemption Amount. The Series Z Redemption Right shall be exercised pursuant to a Series Z Notice of Redemption (substantially in the form attached hereto as Exhibit Z) delivered to the Partnership (with a copy to the General Partner) by the holder who is exercising the Series Z Redemption Right (the “Series Z Redeeming Limited Partner”) and such notice shall be irrevocable unless otherwise agreed upon by the General Partner. The Series Z Redeeming Limited Partner shall specify on the Series Z Notice of Redemption the series of preferred shares of beneficial interest, $0.01 par value per share, of the General Partner having a liquidation preference of $25 per share (i.e., the Series Z-Converted Preferred Shares) into which the Series Z Preferred Units to be redeemed shall be redeemed in the event that the General Partner elects to pay the Series Z-Converted Preferred Shares Amount.
(b)In such event, the Partnership shall deliver the Series Z Redemption Amount to the Series Z Redeeming Limited Partner. Notwithstanding the foregoing, the Partnership shall not be obligated to satisfy such Series Z Redemption Right if the General Partner elects to purchase the Series Z Preferred Units subject to the Series Z Notice of Redemption to the extent permitted by Section 9(b). A Limited Partner may not exercise the Series Z Redemption Right for less than ten thousand (10,000) Series Z Preferred Units or, if such Limited Partner holds fewer than ten thousand (10,000) Series Z Preferred Units, all of the Series Z Preferred Units held by such Limited Partner. The Series Z Redeeming Limited Partner shall have no right, with respect to any Series Z Preferred Units so redeemed, to receive any distribution paid with respect to Series Z Preferred Units if the record date for such distribution is on or after the Series Z Specified Redemption Date.
(c)Notwithstanding the provisions of Section 9(a), if a Limited Partner exercises the Series Z Redemption Right by delivering to the Partnership a Series Z Notice of Redemption, then the Partnership may, in its sole and absolute discretion, elect to cause the General Partner to purchase directly and acquire some or all of, and in such event the General Partner agrees to purchase and acquire, such Series Z Preferred Units by paying to the Series Z Redeeming Limited Partner for each unit the Series Z Cash Amount, the Series Z Equity Amount or the Series Z-Converted Preferred Shares Amount, as elected by the General Partner (in its sole and absolute discretion), on the Series Z Specified Redemption Date, whereupon the General Partner shall acquire the Series Z Preferred Units offered for redemption by the Series Z Redeeming Limited Partner and shall be treated for all purposes of the Partnership Agreement as the owner of such Series Z Preferred Units.
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(d)In the event the General Partner purchases Series Z Preferred Units with respect to the exercise of a Series Z Redemption Right, the Partnership shall have no obligation to pay any amount to the Series Z Redeeming Limited Partner with respect to such Series Z Redeeming Limited Partner’s exercise of such Series Z Redemption Right, and each of the Series Z Redeeming Limited Partner, the Partnership and the General Partner shall treat the transaction between the General Partner and the Series Z Redeeming Limited Partner for federal income tax purposes as a sale of the Series Z Redeeming Limited Partner’s Series Z Preferred Units to the General Partner. Each Series Z Redeeming Limited Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of Series Z-Converted Preferred Shares upon exercise of the Series Z Redemption Right.
(e)Each Series Z Redeeming Limited Partner covenants and agrees that all Series Z Preferred Units subject to a Series Z Notice of Redemption will be delivered to the Partnership or the General Partner free and clear of all liens, claims and encumbrances whatsoever and should any such liens, claims or encumbrances exist or arise with respect to such Series Z Preferred Units, neither the Partnership nor the General Partner shall be under any obligation to acquire such Series Z Preferred Units.
(f)Notwithstanding the provisions of Sections 9(a) and 9(b), solely in the case of an exercise of the Series Z Preferred Redemption Right pursuant to Section 9(b), a Limited Partner shall not be entitled to exercise the Series Z Redemption Right if the delivery of Series Z-Converted Preferred Shares to such Limited Partner on the Series Z Specified Redemption Date by the General Partner pursuant to Section 9(b) (regardless of whether or not the General Partner would in fact purchase the Series Z Preferred Units pursuant to Section 9(b)) would (i) result in such Limited Partner or any other Person (as defined in the Declaration of Trust) owning, directly or indirectly, Series Z-Converted Preferred Shares in excess of the Stock Ownership Limit or any Excepted Holder Limit (each as defined in the Declaration of Trust) and calculated in accordance therewith, except as provided in the Declaration of Trust, (ii) result in the General Partner being “closely held” within the meaning of Section 856(h) of the Code, (iii) cause the General Partner to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of the General Partner’s, the Partnership’s or a Subsidiary of the Partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code, or (iv) otherwise cause the General Partner to fail to qualify as a REIT under the Code, including, but not limited to, as a result of any “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) that operates a “qualified lodging facility” (as defined in Section 856(d)(9)(D) of the Code) on behalf of a TRS failing to qualify as such. The General Partner, in its sole and absolute discretion, may waive the restriction on redemption set forth in this Section 9(e).
(g)Any Series Z-Converted Preferred Shares Amount, Series Z Cash Amount or Series Z Equity Amount to be paid or delivered to a Series Z Redeeming Limited Partner pursuant to this Section 9 shall be paid or delivered on the Series Z Specified Redemption Date.
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(h)Notwithstanding any other provision of the Partnership Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state, local or foreign law that apply upon a Series Z Redeeming Limited Partner’s exercise of the Series Z Redemption Right. If a Series Z Redeeming Limited Partner believes that it is exempt from such withholding upon the exercise of the Series Z Redemption Right, such Partner must furnish the General Partner with a FIRPTA Certificate in the form attached to the Partnership Agreement as Exhibit C-1 or Exhibit C-2, as applicable (in either case, substituting “Series Z Preferred Units” for “Common Units” on such form), and any similar forms or certificates required to avoid or reduce the withholding under federal, state, local or foreign law or such other form as the General Partner may reasonably request. If the Partnership or the General Partner is required to withhold and pay over to any taxing authority any amount upon a Series Z Redeeming Limited Partner’s exercise of the Series Z Redemption Right and if the Series Z Redemption Amount equals or exceeds the Withheld Amount, the Withheld Amount shall be treated as an amount received by such Limited Partner in redemption of its Series Z Preferred Units. If, however, the Series Z Redemption Amount is less than the Withheld Amount, the Series Z Redeeming Limited Partner shall not receive any portion of the Series Z Redemption Amount, the Series Z Redemption Amount shall be treated as an amount received by such Partner in redemption of its Series Z Preferred Units, and the Partner shall contribute the excess of the Withheld Amount over the Series Z Redemption Amount to the Partnership before the Partnership is required to pay over such excess to a taxing authority.
(i)Notwithstanding any other provision of the Partnership Agreement, the General Partner may place appropriate restrictions on the ability of the Limited Partners to exercise their Series Z Redemption Rights as and if deemed necessary or reasonable to ensure that the Partnership does not constitute a “publicly traded partnership” under Section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof to each Limited Partner who holds Series Z Preferred Units, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership that states that, in the opinion of such counsel, restrictions are necessary or reasonable in order to avoid the Partnership being treated as a “publicly traded partnership” under Section 7704 of the Code.
10.Series Z Change of Control Conversion Right. Notwithstanding the provisions of Section 8(a), at any time following a Series Z Change of Control, each holder of Series Z Preferred Units may, in its sole and absolute discretion, exercise the Series Z Redemption Right by delivering to the Partnership a Series Z Notice of Redemption and the Partnership shall be obligated to pay, in its sole and absolute discretion, either the Series Z Cash Amount or the Series Z Equity Amount, but not the Series Z-Converted Preferred Shares Amount, to the Series Z Redeeming Limited Partner on the Series Z Redemption Date.
11.Voting Rights. Holders of the Series Z Preferred Units will not have any voting rights except as follows.
(a)So long as any Series Z Preferred Units remain outstanding, neither the General Partner nor the Partnership shall:
    (i)    authorize or create, or increase the authorized or issued amount of, any Senior Preferred Units, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any Senior Preferred Units, without the affirmative vote of the holders of at least two-thirds of the outstanding Series Z Preferred Units; or
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    (ii)    amend, alter or repeal the provisions of the Partnership Agreement (as amended by this Amendment) so as to materially and adversely affect any right, preference, privilege or voting powers of the Series Z Preferred Units or the holders thereof, without the affirmative vote of the holders of at least two-thirds of the outstanding Series Z Preferred Units; provided that the creation or issuance, or increase in the amounts authorized, of any Parity Preferred Units or Junior Preferred Units shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
(b)In any matter in which the holders of Series Z Preferred Units are entitled to vote, each such holder shall have the right to one vote for each Series Z Preferred Unit held by such holder. The holders of Series Z Preferred Units shall have exclusive voting rights on any Partnership Agreement amendment that would alter the contract rights, as expressly set forth in the Partnership Agreement (as amended by this Amendment), of only the Series Z Preferred Units.
The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series Z Preferred Units shall have been redeemed or called for redemption upon proper notice and sufficient assets shall have been deposited in trust to effect such redemption.
12.Conversion. The Series Z Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein.
13.Notice of Issuance of Preferred Shares of Beneficial Interest. For so long as there are Series Z Preferred Units outstanding, if the General Partner issues any of its preferred shares of beneficial interest, $0.01 par value per share, having a liquidation preference of $25 per share, the Partnership shall use commercially reasonable efforts to provide the holders of Series Z Preferred Units with written notice of such issuance within 15 days following such issuance.
14.Allocation of Profit and Loss.
    Article V, Section 5.01(f) of the Partnership Agreement is hereby deleted in its entirety and the following new Section 5.01(f) is inserted in its place:
(f)     Priority Allocations With Respect To Preferred Units. After giving effect to the allocations set forth in Sections 5.01(c), (d), and (e) hereof, but before giving effect to the allocations set forth in Sections 5.01(a) and (b) hereof, Net Operating Income shall be allocated pro rata to the holders of the Preferred Units until the aggregate amount of Net Operating Income allocated to such holders under this Section 5.01(f) for the current and all prior years equals the aggregate amount of the Series E Preferred Return, the Series F Preferred Return, the Series G Preferred Return, the Series H Preferred Return and the Series Z Preferred Return paid to such holders for the current and all prior years; provided, however, that the General Partner may, in its discretion, allocate Net Operating Income based on accrued Series E Preferred Return, the Series F Preferred Return, the Series G Preferred Return, the Series H Preferred Return and the Series Z Preferred Return with respect to any Series E Preferred Unit Distribution Payment Date, Series F Preferred Unit Distribution Payment Date, Series G Preferred Unit Distribution Payment Date, Series H Preferred Unit Distribution Payment Date and Series Z Distribution Payment Date occurring in January if the General Partner sets the Distribution Record Date for such Series E Preferred Unit Distribution Payment Date, Series F Preferred Unit Distribution Payment Date, Series G Preferred Unit Distribution Payment Date, Series H Preferred Unit Distribution Payment Date and Series Z Distribution Payment Date on or prior to December 31 of the previous year. For purposes of this Section 5.01(f), “Net Operating
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Income” means the excess, if any, of the Partnership’s gross income over its expenses (but not taking into account depreciation (other than with respect to Series Z Preferred Units), amortization, or any other noncash expenses of the Partnership), calculated in accordance with the principles of Section 5.01(i) hereof.
15.Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.
16.Unless already a Limited Partner (as defined in the Partnership Agreement), each party to the Purchase Agreement shall indicate their acceptance of and agreement to (a) all terms and conditions of the Partnership Agreement and (b) all rights and obligations of Limited Partners under the Partnership Agreement by signing and delivering to the Partnership a counterpart signature page to the Partnership Agreement (attached hereto as Annex A).
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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.
GENERAL PARTNER:

PEBBLEBROOK HOTEL TRUST, a Maryland real estate investment trust

By:    /s/ Raymond D. Martz
Name:    Raymond D. Martz
Title:    Executive Vice President, Chief Financial Officer, Treasurer & Secretary

[Signature page for Amendment re: Series Z Preferred Units – May 11, 2022]
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ANNEX A

FORM OF LIMITED PARTNER SIGNATURE PAGE

    The undersigned, desiring to become one of the within named Limited Partners of Pebblebrook Hotel, L.P., hereby becomes a party to the Second Amended and Restated Agreement of Limited Partnership of Pebblebrook Hotel, L.P., dated as of December 13, 2013, as amended through May 11, 2022 (the “Partnership Agreement”), and agrees to be bound by the Partnership Agreement. The undersigned also agrees that this signature page may be attached to, and hereby authorizes the General Partner to attach this signature page to, any counterpart of the Partnership Agreement.

Dated: ______________________
Signature of Limited Partner

Limited Partner’s name and address:

Agreed to by Pebblebrook Hotel Trust, as General Partner:

By: _______________________________
Name:    Raymond D. Martz
Title:    Executive Vice President, Chief
    Financial Officer, Treasurer and
    Secretary

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EXHIBIT Z

NOTICE OF EXERCISE OF SERIES Z REDEMPTION RIGHT

In accordance with the Second Amended and Restated Agreement of Limited Partnership of Pebblebrook Hotel, L.P., dated as of December 13, 2013, as amended or as amended and restated through the date hereof (the “Partnership Agreement”), the undersigned hereby irrevocably (i) presents for redemption ________ Series Z Preferred Units in accordance with the terms of the Partnership Agreement and the Series Z Redemption Right referred to in Section 9(a) of the Sixth Amendment to the Second Amended and Restated Agreement of Limited Partnership of Pebblebrook Hotel, L.P., dated as of May 11, 2022 (the “Sixth Amendment”), (ii) surrenders such Series Z Preferred Units and all right, title and interest therein and (iii) directs that the Series Z Redemption Amount deliverable upon exercise of the Series Z Preferred Unit Redemption Right be delivered to the address(es) specified below, and if Series Z-Converted Preferred Shares are to be delivered, further directs that such Series Z-Converted Preferred Shares be Series ___1 Cumulative Redeemable Preferred Shares and be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants and certifies that the undersigned (a) has title to such Series Z Preferred Units, free and clear of the rights and interests of any person or entity other than the Partnership or the General Partner; (b) has the full right, power and authority to cause the redemption of the Series Z Preferred Units as provided herein; and (c) has obtained the approval of all persons or entities, if any, having the right to consent to or approve the Series Z Preferred Units for redemption.

Dated: ______________________	Name of Limited Partner: _____________________

(Signature of Limited Partner or Authorized Representative)

(Street Address)

(City) (State) (Zip Code)

If Series Z-Converted Preferred Shares are to be issued, issue to:
Name:
Social Security or Identifying Number:

1 Note: any series of preferred shares of beneficial interest, $0.01 par value per share, of the General Partner having a liquidation preference of $25 per share may be requested, but only if such series is currently outstanding.
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